The Board of Directors
High Tide Ventures, Inc.

Ladies and Gentlemen:

Please be advised that I hereby resign as an officer and director of High Tide Ventures, Inc., effective as of the date written below.

Please be further advised that my resignation does not arise from any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Very truly yours,

Brent Peters

Date: May 26, 2006

{00083850.1 / 0000-090}